Exhibit 99.1

Boxlight Reports Second Quarter 2022 Financial Results

●	Revenue increased by 27.5% to $59.6 million
●	Customer orders increased by 6.8% to $81.2 million
●	Net income per common share improved by $0.04 to $0.00
●	Adjusted EBITDA declined by $0.2 million to $5.2 million
●	Ended quarter with $56.2 million in Backorders, $11.6 million in Cash, $53.8 million in Working Capital and $43.5 million in Stockholders’ Equity
●	Expect Q3 2022 Revenue greater than $70 million and Adjusted EBITDA greater than $10 million
●	Expect Full Year 2022 Revenue of $250 million and Adjusted EBITDA of $26 million

Duluth, GA – Business Wire – August 11, 2022 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the second quarter ended June 30, 2022.

Key Financial Highlights for Q2 2022 as Compared to Q2 2021

●	Revenue increased by 27.5% to $59.6 million
●	Customer orders increased by 6.8% to $81.2 million
●	Net income improved by $2.2 million to $26 thousand
●	Adjusted EBITDA declined by $0.2 million to $5.2 million
●	Net income per common share improved by $0.04 to $0.00
●	Ended quarter with $56.2 million in backorders, $11.6 million in cash, $53.8 million in working capital and $43.5 million in stockholders’ equity

Key Business Highlights for Second quarter of 2022

●

Received significant customer orders of $14.1M from Bluum (U.S.), $7.4M from D&H Distributing (U.S.), $7.1M from Camera Mundi (Puerto Rico), $6.1M from ELB (U.S.), $3.1M from Visual Techniques (U.S.), $2.7M from Data Projections (U.S.), $2.3M from Central Technologies (U.S.), $2.1M from Advanced Classroom Technologies (U.S.), $1.4M from Digital Age Technologies (U.S.) and $1.3M from Roche Audio Visual (U.K.).

●	Launched our next generation MimioPro 4, and our Clevertouch IMPACT Max, IMPACT Plus and UX Pro interactive flat panels with upgraded hardware and software solutions.
●	Introduced CleverStore 3, our browser-based app store with hundreds of education applications, and Clevershare 5, our collaboration tool providing enhanced screen sharing and screen casting functionality.
●	Announced a partnership with Logitech to offer collaborative meeting room solutions with our Clevertouch ecosystem for the enterprise market.
●	Announced our integrated AV campus communication solution, ATTENTION!, enabling announcements, bells, and alerts to be delivered as both audio and video simultaneously to every display and speaker throughout a campus.
●	Received industry awards from Tech and Learning, EdTech, Innovation Awards and AV News for our interactive displays, software solutions, STEM tools and professional development services. Additionally, Boxlight was named the overall EdTech Company of the Year at the 2022 EdTech Breakthrough Awards.
●	Launched a redesigned website in June to better serve customers, partners, and investors. The new boxlight.com offers visitors improved navigation and functionality, differentiates the Boxlight solutions, and provides access to resources and services.

●	Announced the appointment of Greg Wiggins as Chief Financial Officer. Mr. Wiggins is a certified public accountant with more than 15 years of experience providing corporate finance leadership to high-growth companies.
●	In July, 2022, raised $5 million in a registered direct offering with an accredited institutional investor.

Management Commentary

“We closed the second quarter with a record $81 million in customer orders, $60 million in revenue and $5 million in Adjusted EBITDA,” commented Michael Pope, CEO and Chairman at Boxlight. “We are seeing increased demand for our solutions globally and have experienced double-digit growth year-to-date in every major market. Our guidance for the full year 2022 remains unchanged at $250 million in revenue and $26 million in Adjusted EBITDA, and we are marching toward those results.”

Financial Results for the Three Months Ended June 30, 2022

Total revenues for the three months ended June 30, 2022 were $59.6 million as compared to $46.8 million for the three months ended June 30, 2021, resulting in a 27.5% increase. Revenues primarily consisted of hardware revenue, software revenue and professional development. The increase in revenues was primarily due to the acquisition of FrontRow in December 2021, as well as increased demand for our solutions. FrontRow revenues for the three months ended June 30, 2022 was $6.8 million.

Gross profit for the three months ended June 30, 2022, was $16.8 million, as compared to $12.8 million for the three months ended June 30, 2021. Gross profit margin for the three months ended June 30, 2022 was 28.2%, which is an increase of approximately 80 basis points compared to the comparable three months in 2021. Gross profit margin, adjusted for the net effect of acquisition-related purchase accounting of $1.2 million and $805 thousand, was 30.2% and 29.2%, for the three months ended June 30, 2022 and June 30, 2021, respectively. As previously reported, gross margins continue to be adversely impacted by supply chain challenges with increased freight costs which are now expected to continue throughout 2022.

Total operating expenses for the three months ended June 30, 2022 were $16.0 million as compared to $11.3 million for the three months ended June 30, 2021. The increase primarily resulted from additional overhead costs associated with the acquired FrontRow operations (including related intangibles amortization) and employee related expenses.

Other income (expense) for the three months ended June 30, 2022 was net expense of $814 thousand, as compared to net expense of $1.3 million for the three months ended June 30, 2021. Other expense decreased primarily due to a $1.6 million decrease in the fair value of derivative liabilities, and $536 thousand less in losses recognized upon the settlement of certain debt obligations in exchange for the issuance of Class A common stock in 2021, partially offset by a $1.7 million increase in interest expense associated with increased borrowings related to our new credit facility.

The Company reported net income of $26 thousand for the three months ended June 30, 2022 as compared to a net loss of $2.2 million for the three months ended June 30, 2021.

The net loss attributable to common shareholders was $291 thousand and $2.2 million for the three months ended June 30, 2022 and 2021, respectively, after deducting the fixed dividends to Series B preferred shareholders of $317 thousand in both 2022 and 2021 and the fair value revaluation deemed contribution of $367 thousand following the redemption amendment with the Series B shareholders in the second quarter of 2021.

Total comprehensive loss was $4.6 million and $1.7 million for the three months ended June 30, 2022 and 2021, respectively, reflecting the effect of foreign currency translation adjustments on consolidation, with the net effect in the quarter of $4.6 million loss and $0.5 million gain for the three months ended June 30, 2022 and 2021, respectively.

EPS for the three months ended June 30, 2022 was $(0.00) loss, compared to $(0.04) loss for the three months ended June 30, 2021.

EBITDA for the three months ended June 30, 2022 was $4.8 million, as compared to $2.9 million EBITDA for the three months ended June 30, 2021.

Adjusted EBITDA for the three months ended June 30, 2022 was $5.2 million, as compared to $5.4 million for the three months ended June 30, 2021. Adjustments to EBITDA include stock-based compensation expense, gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with acquisitions.

At June 30, 2022, Boxlight had $11.6 million in cash and cash equivalents, $53.8 million in working capital, $45.3 million inventory, $196.7 million in total assets, $53.4 million in debt, $43.5 million in stockholders’ equity, 66.2 million common shares issued and outstanding, and 3.1 million preferred shares issued and outstanding.

Financial Results for the Six Months Ended June 30, 2022

Revenues for the six months ended June 30, 2022 were $110.2 million as compared to $80.2 million for the six months ended June 30, 2021, resulting in a 37.5% increase. The increase in revenues was primarily due to the acquisitions of Interactive Concepts in March 2021 and FrontRow in December 2021, as well as increased demand for our solutions. FrontRow revenue for the first six months of 2022 was $13.3 million and Interactive Concepts was $407 thousand.

Gross profit for the six months ended June 30, 2022, was $29.5 million, as compared to $21.4 million for the six months ended June 30, 2021. Gross profit margin for the six months ended June 30, 2022 and June 30, 2021 was 26.7%, Gross profit margin, adjusted for the net effect of acquisition-related purchase accounting of $1.2 million and $805 thousand, was 28.9% and 28.7%, for the six months ended June 30, 2022 and June 30, 2021, respectively.

Total operating expenses for the six months ended June 30, 2022 were $32.0 million as compared to $21.9 million for the six months ended June 30, 2021. The increase primarily resulted from additional overhead costs associated with the acquired FrontRow operations (including related intangibles amortization) and employee related expenses.

Other income (expense), for the six months ended June 30, 2022 decreased $2.1 million to $2.3 million expense as compared to $4.4 million expense for the six months ended June 30, 2021. The decrease was primarily due to a $2.4 million loss recognized upon the settlement of certain debt obligations in exchange for issuance of common shares in 2021 coupled with a gain of $0.9 million recognized upon the settlement of certain debt obligations in 2022 and a $1.9 million change in the fair value of derivative liabilities, partially offset by a $3.0 million increase in interest expense associated with increased borrowings due to the new credit facility.

The company reported a net loss of $4.8 million for the six months ended June 30, 2022 as compared to a net loss of $7.4 million for the six months ended June 30, 2021.

The net loss attributable to common shareholders was $5.5 million and $7.7 million for the six months ended June 30, 2022 and 2021, respectively, after deducting fixed dividends to Series B preferred shareholders of $635 thousand in both years and the fair value revaluation deemed contribution of $367 thousand following the redemption amendment with the Series B shareholders in the second quarter of 2021.

Total comprehensive loss was $11.2 million and $7.1 million for the six months ended June 30, 2022 and 2021, respectively, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect year to date of $6.4 million loss and $269 thousand gain for the six months ended June 30, 2022 and 2021, respectively.

EPS loss for the six months ended June 30, 2022 was $(0.08) per basic and diluted share, compared to $(0.13) per basic and diluted share for the six months ended June 30, 2021.

EBITDA for the six months ended June 30, 2022 was $4.4 million, as compared to $504 thousand EBITDA for the six months ended June 30, 2021.

Adjusted EBITDA for the six months ended June 30, 2022 was $6.4 million, as compared to a loss of $7.0 million for the six months ended June 30, 2021. Adjustments to EBITDA include stock-based compensation expense, gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with acquisitions.

Second Quarter 2022 Financial Results Conference Call

Boxlight Corporation, a Nevada corporation (the “Company”), will hold a conference call to announce its Second Quarter 2022 financial results on Thursday, August 11, 2022 at 4:30 p.m. Eastern Time

The conference call details are as follows:

Date:	Thursday, August 11, 2022
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-877-545-0320 (Domestic) 1-973-528-0002 (International)
Participant Access Code:	554030

For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Thursday, August 25, 2022, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 46181.

Use of Non-GAAP Financial Measures

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, non-GAAP financial measures of earnings. EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, the change in fair value of derivative liabilities, purchase accounting impact of inventory markup, and fair value adjustments to deferred revenue, and non-cash gains and losses associated with debt settlement. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission.

Boxlight Corporation

Condensed Consolidated Balance Sheets

As of June 30, 2022 and December 31, 2021

(in thousands)

	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,620	$17,938
Accounts receivable – trade, net of allowances	41,153	29,573
Inventories, net of reserves	45,287	51,591
Prepaid expenses and other current assets	10,089	9,444
Total current assets	108,149	108,546

Property and equipment, net of accumulated depreciation	1,522	1,073
Operating lease right of use asset	4,718	—
Intangible assets, net of accumulated amortization	56,807	65,532
Goodwill	25,152	26,037
Other assets	343	248
Total assets	$196,691	$201,436

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$33,385	$33,638
Short-term debt	9,159	9,804
Operating lease liabilities, current	1,757	—
Derivative liabilities	7,602	7,575
Deferred revenues, current	1,414	3,064
Other short-term liabilities	1,002	667
Total current liabilities	54,319	54,748

Deferred revenues, non-current	14,923	13,952
Long-term debt	44,240	42,137
Deferred tax liabilities, net	7,971	8,449
Operating lease liabilities, non-current	2,866	—
Other long-term liabilities	315	340
Total liabilities	124,634	119,626

Commitments and contingencies (Note 15)
Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 and 167,972 shares issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 66,207,717 and 63,821,901 Class A shares issued and outstanding, respectively	7	6
Additional paid-in capital	112,352	110,867
Accumulated deficit	(66,130)	(61,300)
Accumulated other comprehensive (loss) income	(2,681)	3,728
Total stockholders’ equity	43,548	53,301

Total liabilities and stockholders’ equity	$196,691	$201,436

Boxlight Corporation

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the three and six months ended June 30, 2022, and 2021

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues, net	$59,628	$46,754	$110,231	$80,177
Cost of revenues	42,794	33,920	80,781	58,791
Gross profit	16,834	12,834	29,450	21,386

Operating expense:
General and administrative expenses	15,304	10,800	30,762	20,911
Research and development	649	481	1,261	955
Total operating expense	15,953	11,281	32,023	21,866

Income (loss) from operations	881	1,553	(2,573)	(480)

Other income (expense):
Interest expense, net	(2,417)	(764)	(4,733)	(1,782)
Other income (expense), net	(60)	5	(74)	20
Gain (loss) on settlement of liabilities, net	3	(533)	856	(2,378)
Changes in fair value of derivative liabilities	1,660	41	1,650	(225)
Total other income (expense)	(814)	(1,251)	(2,301)	(4,365)

Income (loss) before income taxes	$67	$302	$(4,874)	$(4,845)
Income tax (expense) benefit	(41)	(2,522)	45	(2,543)
Net income (loss)	$26	$(2,220)	$(4,829)	$(7,388)
Fixed dividends - Series B Preferred	(317)	(317)	(635)	(635)
Deemed contribution -Series B Preferred	—	367	—	367
Net loss attributable to common stockholders	$(291)	$(2,170)	$(5,464)	$(7,656)

Comprehensive loss:
Net income (loss)	$26	$(2,220)	$(4,829)	$(7,388)
Other comprehensive loss:
Foreign currency translation adjustment	(4,637)	530	(6,409)	269
Total comprehensive loss	$(4,611)	$(1,690)	$(11,238)	$(7,119)

Net income (loss) per common share – diluted	$0.00	$(0.04)	$(0.08)	$(0.13)

Weighted average number of common shares outstanding – basic	65,820	57,871	65,405	56,518

Reconciliation of net loss for the three and six months ended

June 30, 2022 and 2021 to EBITDA and Adjusted EBITDA

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in thousands)	2022	2021	2022	2021
Net income (loss)	$26	$(2,220)	$(4,829)	$(7,388)
Depreciation and amortization	2,266	1,815	4,587	3,567
Interest expense	2,417	764	4,733	1,782
Income tax expense (benefit)	41	2,522	(45)	2,543
EBITDA	$4,750	$2,881	$4,446	$504
Stock compensation expense	929	1,182	2,062	1,859
Change in fair value of derivative liabilities	(1,660)	(41)	(1,650)	225
Purchase accounting impact of fair valuing inventory	589	15	1,206	30
Purchase accounting impact of fair valuing deferred revenue	589	790	1,238	1,597
Net loss on settlement of debt	(3)	533	(856)	2,735
Adjusted EBITDA	$5,194	$5,360	$6,446	$6,950

Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com

Investor Relations

Greg Wiggins

+1 360-464-4478

investor.relations@boxlight.com